MEDIMMUNE AND ALKERMES SIGN AGREEMENT TO DEVELOP
 PULMONARY DELIVERY SYSTEM FOR MONOCLONAL ANTIBODY AGAINST RESPIRATORY SYNCYTIAL VIRUS

Gaithersburg,  MD and Cambridge,  MA, June 13, 2000 -- MedImmune,  Inc. (NASDAQ:
MEDI) and Alkermes, Inc. (NASDAQ: ALKS) announced today that they have signed an agreement to develop an inhalable formulation of a monoclonal antibody targeting the respiratory syncytial virus (RSV) using Alkermes AIR(TM) pulmonary drug delivery technology.

Under the terms of the agreement, MedImmune receives an exclusive, worldwide license to products produced by the collaboration, while Alkermes will receive certain initial fees, development funding, milestone payments, manufacturing fees, and royalties on product sales. Alkermes is responsible for product formulation and pulmonary delivery device development and commercial supply.
MedImmune is responsible for clinical development, bulk product supply, regulatory approval and worldwide marketing.

"We look forward to working with Alkermes to develop an inhalable delivery system for use in preventing RSV in adult populations at risk of infection with the virus," said Dr. Wayne T. Hockmeyer, MedImmune's chairman and chief executive officer. "Alkermes' AIR technology is impressive and presents several characteristics that should prove beneficial for our particular needs."

"We are pleased to be working with MedImmune for the delivery of a monoclonal antibody to the lung," said Richard F. Pops, Chief Executive Officer of Alkermes. "This represents an exciting opportunity in pulmonary drug delivery and we are delighted to be adding a company of MedImmune's stature to our outstanding group of collaborators."

Alkermes' AIR drug delivery system is based on a novel concept, published in Science magazine in 1997, that relatively large, low-density drug particles can be inhaled into the lungs with high efficiency from simple inhaler devices. These particles have distinct physical characteristics with several potential advantages over other inhalation delivery systems. The AIR system utilizes a small, convenient delivery device; can deliver a wide range of drug doses; and has the potential to provide sustained release delivery of drugs.

Alkermes, Inc. is a leader in the development of products based on sophisticated drug delivery technologies. The company has several areas of focus: controlled, sustained release of injectable drugs lasting several days to several weeks, utilizing its ProLease(R) and Medsorb(R) technologies; the development of pharmaceutical products based on proprietary pulmonary drug delivery technologies utilizing its AIR technology; oral delivery of drugs using the RingCap(TM) and DST technologies; and the delivery of drugs into the brain past the blood-brain barrier, utilizing its Cereport(R) technology. In addition to its Cambridge, Massachusetts headquarters, research and manufacturing facilities, Alkermes operates research and manufacturing facilities in Ohio and a medical affairs office in Cambridge, England.

MedImmune, Inc. is a fully integrated biotechnology company focused on developing and marketing products that address medical needs in areas such as infectious disease, immune regulation and cancer. Headquartered in Gaithersburg, Maryland, MedImmune has manufacturing facilities in Frederick, Maryland and Nijmegen, the Netherlands, and an oncology subsidiary in West Conshohocken, Pennsylvania.

This announcement may contain, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Such statements reflect management's current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in the companies' filings with the U.S. Securities and Exchange Commission. MedImmune cautions that RSV disease occurs primarily during the winter months; the company believes its operating results will reflect that seasonality for the foreseeable future. The company is also developing several products for potential future marketing. There can be no assurance that such development efforts will succeed, that such products will receive required regulatory clearance or that, even if such regulatory clearance were received, such products would ultimately achieve commercial success.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereonto duly authorized.

                                 MEDIMMUNE, INC.
                                -----------------
                                  (Registrant)

June 14, 2000 By:

                           ---------------------------
                          David M. Mott, Vice Chairman
                           and Chief Financial Officer